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                                                                      EXHIBIT 99


                               DRAFT PRESS RELEASE

                               [February 27, 1998]


For more information contact:

Stephen D. Conner
Piedmont Natural Gas Company
704-364-3486 ext. 205
or Home 704-553-8325/


FOR IMMEDIATE RELEASE

                       PIEDMONT NATURAL GAS COMPANY, INC.
                  ANNOUNCES ADOPTION OF SHAREHOLDER RIGHTS PLAN

         Piedmont Natural Gas Company, Inc. (NYSE-PNY) announced today that its Board of Directors has adopted a Shareholder Rights Plan (the "Plan") in which Rights will be distributed as a dividend at the rate of one Right for each share of common stock, no par value per share, of the Company held by shareholders of record as of the close of business on March 12, 1998.

         Regarding the Plan, Mr. John H. Maxheim, Chairman, President and Chief Executive Officer stated, "The Plan was not adopted in response to any effort to acquire control of Piedmont Natural Gas Company, Inc. It is, however, designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's shareholders."

         Each Right initially will entitle shareholders to buy one unit of a share of preferred stock for $100 per share. A unit equals one one-thousandth of a share of preferred stock. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock. The Rights will expire on February 26, 2008. Details of the Plan are outlined in a letter which will be mailed to all shareholders.

         The North Carolina Utilities Commission and the Tennessee Regulatory Authority have authorized Piedmont Natural Gas Company, Inc. to reserve for issuance under the Plan, up to 100,000 shares of preferred stock and to issue that preferred stock in the future in accordance with the terms of the Plan.

         Piedmont Natural Gas Company, Inc., the second-largest gas utility company in the Southeast, is an energy and services company primarily engaged in the transportation and sale of natural gas to over 600,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Company and its non-utility subsidiaries are also engaged in acquiring, marketing and arranging for the transportation and storage of natural gas to large volume purchasers and the sale of propane to over 48,000 customers in the Company's three-state area.

         Piedmont Natural Gas Company, Inc. is [       ].